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                                                                  Exhibit 10.8.6

                            EMPLOYMENT AGREEMENT


     AGREEMENT made this 2nd day of August, 1999 between CutCo Industries, Inc. (the "Company") and Laura Ballegeer (the "Employee").

     In order to effect the foregoing, the Company and the Employee wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1)   EMPLOYMENT

          The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company on the terms and conditions set forth herein.

     2)   TERMS

          The Employment of the Employee by the Company as provided in Paragraph 1 will commence on the date hereof and end after three years on July 31, 2000 unless sooner terminated as hereinafter provided or unless renewed as provided in Paragraph 8 herein.

     3)   POSITION AND DUTIES

          The Employee shall serve as Chief Operating Officer,

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Secretary and Treasurer of the Company and shall have such responsibilities and authority as may from time to time be assigned to the Employee by the Board or the Chief Executive Officer of the Company. The Employee shall devote substantially all her working time and efforts to the business and affairs of the Company.

     4)   PLACE OF PERFORMANCE

          In connection with the Employee's employment by the Company, the Employee shall be based at the principal executive offices of the Company except for required travel on the Company's business to an extent substantially consistent with present business travel obligations.

     5)   COMPENSATION AND RELATED MATTERS

          (a) SALARY. During the period of the Employee's employment hereunder, the Company shall pay to the Employee a salary at a rate of not less than $77,000 per annum in equal installments as nearly as practicable on the fifteenth and last days of each month in arrears. This salary may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter during the term of this Agreement be decreased. Compensation of the Employee by salary payments shall not be deemed exclusive and shall not prevent the Employee from participating in any other compensation or benefit plan of the Company. The salary payments (including any increased salary payments) hereunder shall not in any way limit or

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reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Employee's salary hereunder.

          (b) EXPENSES. During the term of the Employee's employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          (c) AUTOMOBILE ALLOWANCE. During the employment term, Employer shall furnish to Employee an automobile owned or leased by Employer. The terms and conditions of Employee's use of such automobile and the extent to which Employer shall defray the costs of its operation shall be the same as those pertaining to automobiles presently being furnished other executive and managerial personnel of Employer.

          (d) OTHER BENEFITS. The Company shall maintain in full force and effect, and the Employee shall be entitled to continue to participate in, all of its employee benefit plans and arrangements in effect on the date hereof in which the Employee participates or

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plans or arrangements providing the Employee with at least equivalent benefits thereunder. The Company shall not make any changes in such plans and arrangements which would adversely affect the Employee's rights to benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Employee as compared with any other officers of the Company. The Employee shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its officers and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Employee pursuant to Paragraph (a) of this Section. Any payments or benefits payable to the Employee hereunder in respect of any calendar year during which the Employee is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which she is so employed.

          However, payments otherwise due the Employee pursuant to the Company's bonus plan will not be made if the Employee's employment is terminated, for any reason other than as described in

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6(a), (b) or (d) hereof, prior to the Company's fiscal year end. If the
Employee's employment is terminated pursuant to 6(a), (b) or (d), the Employee shall receive her bonus prorated in accordance with the number of days in the Company's fiscal year during which she is so employed. If the Employee's employment is terminated, for any reason other than cause, as described in 6(c), on or after the Company's fiscal year end, but before actual payment of the Company's year end bonus in September, the Employee shall be entitled to her bonus payment for the previous year.

          (e) REPAYMENT OF COMPENSATION HELD EXCESSIVE. If any part of the salary or other compensation paid by Employers to Employee, or of any amount paid by Employer for travel or entertainment expenses incurred by Employee, is finally determined not to be allowable as a federal or state income tax deduction to Employer, the part disallowed shall be repaid to Employer by Employee.

      6) TERMINATION

         The Employee's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          (a) DEATH. The Employee's employment hereunder shall terminate upon her death.

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          (b) DISABILITY.  If, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from her duties hereunder on a full time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of her duties hereunder on a full time basis, the Company may terminate the Employee's employment hereunder.

          (c) CAUSE. This Agreement shall immediately be terminated and neither party shall have any obligation hereunder if the Employee's employment is terminated for "cause". Termination for cause shall arise where termination results from (a) theft or dishonesty in the conduct of the Company's business, or intoxication while on duty, (b) deliberate and continual refusal to perform employment duties on substantially a full time basis, (c) deliberate and continual refusal to act in accordance with any specific instructions of a majority of the Board of Directors of the Company, or (d) deliberate misconduct which could be materially damaging to the Company without reasonable good faith belief by the Employee that such conduct was in the best interests of the Company.

          If the Employee is advised that she is being terminated for cause and within fifteen (15) days thereafter submits to the

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Chief Executive Officer a written objection to such a determination, this
Section will not be applicable unless the Executive Committee of the Board of Directors of the Company at or before its next regularly scheduled meeting determines by majority vote that the Employee has been terminated for cause.

          (d) TERMINATION BY THE EMPLOYEE. The Employee may terminate her employment hereunder (i) for Good Reason or (ii) if her health should become impaired to an extent that makes her continued performance of her duties hereunder hazardous to her physical or mental health or her life, provided that the Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided further, that at the Company's request, the Employee shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Employee's doctor.

          For purposes of this Agreement, "Good Reason" shall mean (A) a Change in Control of the Company (as defined below) as well as, and as a direct result thereof, (i) a decrease in the total amount of the Employee's base salary below its level in effect on the date hereof, or a decrease in the bonus percentage to which the Employee is entitled, without the Employee's consent, provided, however, nothing herein shall be construed to guarantee the Employee's bonus award if performance is below target, or (ii) a reduction in the importance of the Employee's job responsibilities

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without the Employee's consent, with the determination of whether a reduction in job responsibility has taken place to be in the sole discretion of the Employee, or (iii) a geographical relocation of the Employee without her consent. Absent written consent, after a Change in Control of the Company (as defined below), no action or inaction by the Employee within ninety (90) days following the occurrence of the events described in 6(d)(A)(i), 6(d)(A)(ii) or 6(d)(A)(iii) hereof shall be deemed consent to such events; (B) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by the Employee to the Company; or (C) any purported termination of the Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph (e) hereof
(and for purposes of this Agreement no such purported termination shall be effective).

          For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two consecutive years during the term of this Agreement,

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individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

         (e) NOTICE OF TERMINATION. Any termination of the Employee's employment by the Company or by the Employee (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

         (f) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Employee's employment is terminated by her death, the date of this death, (ii) if the Employee's employment is terminated pursuant to subsection
(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of her duties on a full-time basis during such thirty (30) day period), (iii) if the Employee's


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employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given, provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     7)  COMPENSATION UPON TERMINATION OR DURING DISABILITY

         (a) During any period that the Employee fails to perform her duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Employee shall continue to receive her full salary at the rate then in effect for such period until her employment is terminated pursuant to Section 6(b) hereof, provided that payments so made to the Employee during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, payable to the Employee at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment. The Employee's year end bonus shall be paid in a pro rata amount to compensate the Employee proportionately for days worked


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prior to the beginning of her disability period.

         (b) Upon termination of her employment hereunder pursuant to Section 6(a), (b) or (d) hereof, the Employee shall be paid, in addition to all other payments hereunder, one year's salary, such payment to be made in a lump sum ten days after the termination of Employee's employment.

     8)  RENEWAL OF TERM OF AGREEMENT

         At the end of each full year this Agreement is in effect, the Agreement shall be automatically renewed for an additional three years, unless the Company notifies the Employee of nonrenewal, such notice to be delivered at least ninety (90) days prior to the end of the full year. Upon notice of nonrenewal, the Employee will be entitled to the protection of this Agreement for the remaining term of the Agreement, subject to all other provisions of this Agreement.

     9)  COUNSEL FEES AND INDEMNIFICATION

         (a) The Company shall pay or reimburse to Employee, the reasonable fees and expenses of Employee's personal counsel for their professional services rendered to Employee in connection with this Agreement and the matters related thereto.

         (b) In the event that (i) the Company terminates or seeks to terminate this Agreement, alleging as justification for


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such termination a material breach by Employee or a Cause, or Causes, as set out in Paragraph 6(c) hereof; Employee disputes such termination or attempted termination; and Employee prevails, or (ii) Employee elects to terminate her service hereunder pursuant to Paragraph 6(d) of this Agreement; the Company disputes its obligation to pay to Employee that portion of her base salary as provided in Paragraph 6(d); and Employee prevails; the Company shall pay or reimburse to Employee all reasonable costs incurred by her in such dispute, including attorneys' fees and costs.

         (c) The Company shall indemnify and hold Employee harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by Employee in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Employee is made or is threatened to be made a party by reason of fact that she is or was an employee of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor (or other than by or in the right of the Company).

         The undertaking of subparagraphs (a) and (b) above are independent of, and shall not be limited or prejudiced by the undertaking of this subparagraph (c).


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          (d) The Company further represents and warrants: (i) that Employee is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors); and (ii) that the Company will exert its best efforts to maintain such insurance, in not less than its present limits, in effect throughout the terms of Employee's employment.

          (e) The Company hereby warrants and represents that the undertakings of payment, indemnification and maintenance of insurance covering Employee set out in (a), (b), (c) and (d) above are not in conflict with the Articles of Incorporation or Bylaws of the Corporation or with any validly existing agreement or other proper corporate action of the Company.

     10) NON-COMPETITION REVIEW

          (a) If the Employee's employment is terminated pursuant to 6(d)(A), 6(d)(B) or 6(d)(C) hereof and the Employee receives all compensation to which she is entitled under this Agreement, for three years thereafter, Employee will not, without the prior written approval of the Board of Directors of the Company, become an officer, employee, agent, partner or director of any business enterprise in substantial direct competition (as defined below) with the Company. This same restriction shall apply if the

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Employee receives, for whatever reason, such compensation as is contemplated by Section 7(d) of this Agreement.

          (b) For the purposes of this Paragraph 10, a business enterprise with which Employee becomes associated as an officer, employee, agent, partner or director shall be considered in "substantial direct competition" with the Company if it is engaged in the hair salon business.

     12) CONFIDENTIALITY

          The Employee acknowledges that, in and as a result of her employment hereunder, she will be making use of, acquiring and/or adding to confidential information of special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports and lists of clients, as well as the nature and type of building maintenance and/or other services rendered by the Company, and the equipment and methods used by the Company. As a material inducement to the Company to enter into this Agreement, and to pay to the Employee the compensation referred to in this Agreement, Employee covenants and agrees that she shall not, at any time during or following the term of her employment hereunder, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to her as a result of her employment by the Company. In the event of a breach or threatened breach by the Employee of any of the provisions of

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this Paragraph 11, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee, or by Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

     13)  SUCCESSORS; BINDING AGREEMENT

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as she would be entitled to hereunder if she terminated her employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company: shall mean the Company as hereinbefore defined and any successor to its business and/or assets as

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aforesaid which executes and delivers the agreement provided for in this
Paragraph 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisees, legatee, or other designee or, if there by no such designee, to the Employee's estate.

    14)  NOTICES

         For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

             If to Employee:     Laura Ballegeer
                                 P.O. Box 16001
                                 Beverly Hills, California 90209

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             If to Company:      CutCo Industries, Inc.
                                 6900 Jericho Turnpike
                                 Syosset, New York 11791

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15)  EMPLOYEE'S OUTSIDE BUSINESS ACTIVITIES

          During her employment, Employee shall devote her full energies, interest, abilities, and productive time to the performance of this agreement and shall not, without Employer's prior written consent, render to others services of any kind for compensation or engage in any other business activity that would materially interfere with the performance of her duties under this agreement.

     16)  EMPLOYER'S OWNERSHIP OF INTANGIBLES

          All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Employee, either alone or with others, during the term of Employee's employment, whether or not conceived or developed during Employee's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate to the business of Employer or to Employer's actual or demonstrably anticipated research and

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development, or that result from any work performed by Employee for Employer, shall be the sole property of Employer. Employee shall disclose to Employer all inventions conceived during the term of employment, whether or not the property of Employer under the terms of the preceding sentence, provided that such disclosure shall be received by Employer in confidence. Employee shall execute all documents, including patent applications and assignments, required by Employer to establish Employer's rights under this Section.

     17)  MISCELLANEOUS

          No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company's Chief Executive Officer or such other officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

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     18)  DISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS
PROHIBITED. In the course of her employment, Employee may have access to confidential information and trade secrets relating to Employer's business. Except as required in the course of her employment by Employer, Employee will not, without Employer's prior consent, either during her employment by Employer or for one year after termination of that employment, directly or indirectly disclose to any third person any such confidential information or trade secrets.

     19) DISCLOSURE OF CUSTOMER INFORMATION AND SOLICITATION OF OTHER EMPLOYEES PROHIBITED. In the course of her employment, Employee will have access to confidential records and data pertaining to Employer's customers and to the relationship between these customers and Employer's. Such information is considered secret and is disclosed to Employee in confidence. During her employment by Employer and for one year after termination of that employment, Employee shall not directly or indirectly disclose or use any such information, except as required in the course of her employment by Employer. In addition, during and for one year after termination of her employment, Employee shall not induce or attempt to induce any supplier of Employer to discontinue representing Employer for the purpose of representing any competitor of Employer.

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     20)  VALIDITY

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     21)  COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     22)  ARBITRATION

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrations in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 11 herein, and the Employee hereby consents that such restraining order or injunction may be granted without the necessity of the Company posting any bond. The expense of such arbitration shall be borne by the Company.

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     23)  INJUNCTION

          Employee is obligated under this Agreement to render services of a special, unique, unusual, extraordinary, and intellectual character which give this Agreement peculiar value. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in additional to other remedies provided by law or this Agreement, Employer shall have the right during the term or any renewal term of this Agreement to obtain injunctive relief against the breach of this contract by Employee or the performance of services elsewhere by Employee or both.

     24)  FORMS:  LIQUIDATED DAMAGES

          Because Employer's damages resulting from any breach by Employee of Sections 12, 18 and 19 would be impracticable and extremely difficult to fix in an actual amount, the liquidated amount of damage presumed to be sustained from any such breach will be $10,000. That sum is agreed on as compensation for the injury suffered by Employer and not as a penalty.

     25)  INTEGRATION

          This Agreement contained the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment agreements, whether or not fully performed by Employee before the date of this Agreement. No

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amendments to this Agreement may be made except by a writing signed by both parties.

     26)  CHOICE OF LAW

          The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of California.

     27)  SEVERABILITY

          If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                       CUTCO INDUSTRIES, INC.

                                       By: /s/ Ron Oren
                                           -----------------------------------
                                       Title: President
                                              --------------------------------

                                       EMPLOYEE

                                       /s/ Laura Ballegeer
                                       ---------------------------------------
                                       Laura Ballegeer

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